Exhibit 99.1

PRESS RELEASE www.corescientific.com

Core Scientific Announces First Quarter 2022 Results

AUSTIN, Texas—May 12, 2022—Core Scientific, Inc. (NASDAQ: CORZ), a leader in high-performance blockchain data centers and software solutions, reported its financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Financial Highlights (Compared to First Quarter 2021)

•	Total revenue increased by 255% to $192.5 million

•	Gross profit increased by 382% to $70.0 million

•	Net loss of $466.2 million, driven by a noncash mark-to-market adjustment on convertible notes of $386.0 million and an impairment on digital assets of $54.0 million

•	Adjusted EBITDA[1] increased by 644% to $93.0 million

•	Self-mining bitcoin production increased 1,454% to 3,202 bitcoins

•	8,497 bitcoins held as of March 31, 2022

•	Total hashrate of 16.2 EH/s consisting of 8.3 EH/s self-mining and 7.9 EH/s hosting

“By continuing to focus on execution, we delivered first quarter revenue of $193 million, an increase of more than 250 percent over the prior year period,” said Mike Levitt, Core Scientific Chief Executive Officer. “In the quarter we expanded our total hashrate to 16.2 exahash, self-mined 3,202 bitcoins and maintained our leadership position in the North American blockchain data center and digital asset mining category. Driven primarily by two non-cash, mark-to-market adjustments and stock-based compensation expense totaling $466 million, first quarter net loss was $466 million, while adjusted EBITDA of $93.0 million grew by more than 600 percent.”

“We have worked to de-risked our 2022 growth to between 30 and 32 exahash, fully supported by our existing capital structure. We preserve the flexibility to expand beyond our plan, should capital market conditions improve,” added Mr. Levitt.

First Quarter 2022 Financial Results (Compared to First Quarter 2021)

Total revenue of $192.5 million increased by $138.3 million, or 255%, from $54.2 million. The increase in total revenue was driven primarily by increases in digital asset mining revenue and hosting revenue, partially offset by a decrease in equipment sales.

Total hosting revenue of $33.2 million increased by $20.5 million or 162%, from $12.7 million. The increase in hosting revenue from customers was driven primarily by the onboarding of new clients and the execution of new related party hosting contracts for miners deployed.

Total equipment sales to customers of $26.3 million decreased by $5.6 million or 18%, from $31.9 million. The decrease in equipment sales to customers was primarily driven by less miners being deployed, partially offset by equipment sales to related parties driven by higher demand for new generation mining equipment

[1]

Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP financial measures, please refer to the “Non-GAAP Financial Measures” section of this press release.

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Core Scientific, Inc. Q1 2022 Earnings Release - 2

Digital asset mining income of $133.0 million increased by $123.4 million or 1,281%, from $9.6 million. The year over year increase in mining income was driven primarily by an increase in our self-mining hash rate. Our self-mining hash rate increased by 1975%, to 8.3 EH/s from 0.40 EH/s. The total number of bitcoins awarded was 3,202 compared to 206. The average price of bitcoin was $41,299 as compared to $44,274, a decrease of 7%.

Cost of revenue of $122.5 million increased by $82.8 million or 209%, from $39.7 million. The increase in cost of revenue was primarily attributable to increased depreciation expense of $39.0 million driven by an increase in the number of self-mining units deployed, higher power consumption driven by an increase in the number of self-mining and hosted miners operating in our fleet of $37.6 million, higher personnel and facilities operating costs driven by the opening and expansion of our data centers of $9.9 million, which includes increased payroll and benefits for personnel of $3.1 million and increased stock-based compensation of $2.0 million, partially offset by lower equipment sales costs of $3.7 million. As a percentage of total revenue, cost of revenue totaled 64% and 73% for the three months ended March 31, 2022 and 2021, respectively.

Gross profit of $70.0 million increased by $55.5 million, or 382%, from $14.5 million. The increase in gross profit was driven primarily by a $56.3 million increase in gross profit for the mining segment, which had a gross margin of 48% in the first quarter of 2022 compared to 83% in the prior year period. The decrease in gross margin for the mining segment was driven by higher miner depreciation, primarily attributable to the onboarding of Blockcap’s miners at fair value upon the close of the Blockcap acquisition in July 2021, as well as higher power costs and lower average price per bitcoin mined.

Operating loss of $26.7 million from an operating income of $9.0 million, predominantly due to a $54.0 million impairment of digital assets and higher total operating expenses of $39.4 million. The increase in total operating expenses was driven primarily by $23.2 million of higher stock-based compensation driven by the impact of the Blockcap acquisition, $7.8 million of higher professional fees, primarily related to investments made to support public company readiness, and $2.6 million of higher payroll and benefit costs for personnel.

Net loss of $466.2 million from a net income of $6.8 million. The decrease in net income was due to the $386.0 million fair value adjustment on convertible notes, a $54.0 million impairment of digital assets, higher total operating expenses of $39.4 million and income tax expense of $42.4 million.

Adjusted EBITDA increased $80.5 million to $93.0 million from $12.5 million. The increase was due to higher gross profit, excluding depreciation and amortization, partially offset by higher operating expenses, excluding stock-based compensation and depreciation and amortization.

As of March 31, 2022, cash and cash equivalents totaled $96.4 million and restricted cash totaled $14.1 million.

As of March 31, 2022, the Company’s Bitcoin balance totaled 8,497. The carrying value of our mined digital assets was $316.3 million, which reflects impairment charges of $54.0 million year-to-date.

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Core Scientific, Inc. Q1 2022 Earnings Release - 3

OUTLOOK

For 2022, the Company now expects to achieve total hashrate of between 30 EH/s and 32 EH/s, with total power of approximately 1 GW.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, subject to certain risks and uncertainties and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL AND WEBCAST

In conjunction with this release, Core Scientific, Inc. will host a conference call today, Thursday, May 12, 2022, at 4:30 pm Eastern Time that will be webcast live. Mike Levitt, Chief Executive Officer, Denise Sterling, Chief Financial Officer and Steven A. Gitlin, Senior Vice President Investor Relations, will host the call.

Investors may dial into the call by using the following telephone numbers, 1 (844) 200-6205 (U.S. toll-free), 1 (646) 904-5544 (U.S. local) or 1 (929) 526-1599 (international) and providing the access code 892840 five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the Core Scientific, Inc. website, http://investors.corescientific.com. Please allow 15 minutes prior to the call to download and install any necessary audio software. A replay of the audio webcast will be available for one year.

A supplementary investor presentation for the full fiscal year 2021 can be accessed at https://investors.corescientific.com/investors/events-and-presentations/default.aspx.

AUDIO REPLAY

An audio replay of the event will be archived on the Investor Relations section of the Company’s website at http://investors.corescientific.com and via telephone by dialing 1 (866) 813-9403 (U.S. toll free), 1 (929) 458-6194 (U.S. local) or 44 (204) 525-0658 (all other locations) and entering Access Code 892840.

ABOUT CORE SCIENTIFIC

Core Scientific is one of the largest publicly traded blockchain data center providers and miners of digital assets in North America. Core Scientific has operated blockchain data centers in North America since 2017, using its facilities and intellectual property portfolio that has grown to more than 70 patents or applications for digital asset hosted mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina, North Dakota and Texas, and expects to commence operations in Oklahoma in the second half of 2022. Core Scientific’s proprietary Minder® fleet management software combines the Company’s hosting expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit www.corescientific.com. Information on our website and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

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Core Scientific, Inc. Q1 2022 Earnings Release - 4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release may include, for example, statements about:

•	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•	realize the benefits expected from the acquisition of Blockcap, including any related synergies;

•	anticipate the uncertainties inherent in the development of new business lines and business strategies;

•	retain and hire necessary employees;

•	anticipate the impact of the COVID-19 pandemic, including variant strains of COVID-19, and its effect on business and financial conditions;

•	our ability to source clean and renewable energy;

•	future estimates of computing capacity and operating power;

•	future demand for hosting capacity;

•	future estimates of hashrate (including mix of self-mining and hosting);

•	operating gigawatts and power;

•	future projects in construction or negotiation and future expectations of operation location;

•	orders for miners and critical infrastructure;

•	future estimates of self-mining capacity;

•	future infrastructure additions and their operational capacity;

•	operating power and site features of our operations center in Denton, Texas;

•	manage risks associated with operational changes in response to the COVID-19 pandemic, including the emergence of variant strains of COVID-19;

•	increase brand awareness;

•	attract, train and retain effective officers, key employees or directors;

•	upgrade and maintain information technology systems;

•	acquire and protect intellectual property;

•	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•	effectively respond to general economic and business conditions, including the price of bitcoin;

•	maintain the listing on, or to prevent the delisting of our securities from, Nasdaq or another national securities exchange;

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Core Scientific, Inc. Q1 2022 Earnings Release - 5

•	obtain additional capital, including use of the debt market;

•	the public float of our shares;

•	enhance future operating and financial results;

•	successfully execute expansion plans;

•	anticipate rapid technological changes;

•	comply with laws and regulations applicable to its business, including tax laws and laws and regulations related to data privacy and the protection of the environment;

•	stay abreast of modified or new laws and regulations applicable to its business or withstand the impact of any new laws and regulations related to its industry;

•	anticipate the impact of, and response to, new accounting standards;

•	anticipate the significance and timing of contractual obligations;

•	maintain key strategic relationships with partners and distributors;

•	respond to uncertainties associated with product and service development and market acceptance;

•	anticipate the impact of changes in U.S. federal income tax laws, including the impact on deferred tax assets;

•	successfully defend litigation; and

•	successfully deploy the proceeds from the Business Combination.

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should read this press release with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this press release and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

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Core Scientific, Inc. Q1 2022 Earnings Release - 6

Core Scientific, Inc.

Consolidated Balance Sheets

(in thousands, except par value)

(Unaudited)

	March 31, 2022	December 31, 2021
	Unaudited
Assets
Current Assets:
Cash and cash equivalents	$96,355	$117,871
Restricted cash	14,077	13,807
Accounts receivable	168	1,382
Accounts receivable from related parties	342	300
Deposits for equipment	279,153	358,791
Digital assets	316,323	234,298
Prepaid expenses and other current assets	101,827	30,111

Total Current Assets	808,245	756,560

Property, plant and equipment, net	820,182	597,304
Goodwill	1,055,760	1,055,760
Intangible assets, net	5,474	8,195
Other noncurrent assets	14,387	21,045

Total Assets	$2,704,048	$2,438,864

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current Liabilities:
Accounts payable	$15,623	$11,617
Accrued expenses and other	72,806	67,862
Deferred revenue	103,215	63,417
Deferred revenue from related parties	50,472	72,945
Derivative warrant liabilities	27,997	—
Finance lease liabilities, current portion	34,405	28,452
Notes payable, current portion	110,175	75,996

Total Current Liabilities	414,693	320,289

Finance lease liabilities, net of current portion	56,494	62,145
Notes payable, net of current portion (includes $923,731 and $557,007 at fair value)	1,052,496	652,213
Other noncurrent liabilities	53,655	18,531

Total Liabilities	1,577,338	1,053,178

Contingently redeemable preferred stock; $0.0001 par value; 2,000,000 shares authorized; — and 10,826 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively; $— and $45,164 total liquidation preference at March 31, 2022 and December 31, 2021, respectively	—	44,476
Commitments and contingencies
Stockholders’ Equity:
Common stock; $0.0001 par value; 10,000,000 shares authorized at both March 31, 2022 and December 31, 2021; 324,564 and 271,576 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	32	27
Additional paid-in capital	1,604,116	1,379,581
Accumulated deficit	(493,636)	(27,432)
Accumulated other comprehensive income (loss)	16,198	(10,966)

Total Stockholders’ Equity	1,126,710	1,341,210

Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity	$2,704,048	$2,438,864

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Core Scientific, Inc. Q1 2022 Earnings Release - 7

Core Scientific, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
Hosting revenue from customers	$27,338	$8,356
Hosting revenue from related parties	5,876	4,336
Equipment sales to customers	416	24,042
Equipment sales to related parties	25,889	7,884
Digital asset mining income	133,000	9,628

Total revenue	192,519	54,246
Cost of revenue:
Cost of hosting services	31,231	11,829
Cost of equipment sales	22,535	26,231
Cost of digital asset mining	68,750	1,653

Total cost of revenue	122,516	39,713

Gross profit	70,003	14,533
Gain from sales of digital assets	2,163	30
Impairment of digital assets	(53,985)	—
Operating expenses:
Research and development	3,340	1,208
Sales and marketing	1,398	534
General and administrative	40,160	3,795

Total operating expenses	44,898	5,537

Operating (loss) income	(26,717)	9,026
Non-operating expenses, net:
Loss on debt from extinguishment	—	42
Interest expense, net	21,676	2,135
Fair value adjustments on convertible notes	386,037	—
Fair value adjustments on derivative warrant liabilities	(10,275)	—
Other non-operating (income), net	(357)	—

Total non-operating expense, net	397,081	2,177

(Loss) income before income taxes	(423,798)	6,849
Income tax expense	42,406	—

Net (loss) income	$(466,204)	$6,849

Net (loss) income per share
Basic	$(1.52)	$0.04

Diluted	$(1.52)	$0.04

Weighted average shares outstanding:
Basic	307,475	157,786

Diluted	307,475	175,964

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Core Scientific, Inc. Q1 2022 Earnings Release - 8

Core Scientific, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from Operating Activities:
Net (loss) income	$(466,204)	$6,849
Noncash adjustments	407,588	(5,539)
Changes in working capital components	55,001	14,102

Net cash used in operating activities	(3,615)	15,412

Cash flows from Investing Activities:
Purchases of property, plant and equipment	(133,223)	(10,757)
Deposits for self-mining equipment	(135,873)	—
Other	—	(16)

Net cash used in investing activities	(269,096)	(10,773)

Cash flows from Financing Activities:
Proceeds from issuances of common stock options and warrants	195,010	496
Issuances of debt	82,152	22,220
Principal repayments of financing leases	(10,256)	—
Principal payments on debt	(15,441)	(1,683)

Net cash provided by financing activities	251,465	21,033

Increase in cash, cash equivalents, and restricted cash	(21,246)	25,672
Cash, cash equivalents and restricted cash—beginning of period	131,678	8,721

Cash, cash equivalents and restricted cash—end of period	$110,432	$34,393

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Core Scientific, Inc. Q1 2022 Earnings Release - 9

Core Scientific, Inc.

Segment Results

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Equipment Sales and Hosting Segment
Revenue:
Hosting revenue	$33,214	$12,692
Equipment sales	26,305	31,926

Total revenue	59,519	44,618
Cost of revenue:
Cost of hosting services	31,231	11,829
Cost of equipment sales	22,535	26,231

Total Cost of revenue	$53,766	$38,060

Gross profit	$5,753	$6,558
Gross margin[2]	10%	15%
Mining Segment
Digital asset mining income	$133,000	$9,628

Total revenue	133,000	9,628
Cost of revenue	68,750	1,653

Gross profit	$64,250	$7,975
Gross margin[2]	48%	83%
Consolidated
Consolidated total revenue	$192,519	$54,246
Consolidated cost of revenue	$122,516	$39,713
Consolidated gross profit	$70,003	$14,533
Consolidated gross margin[2]	36%	27%

[2]	Gross margin is calculated as gross profit as a percentage of total revenue.

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Core Scientific, Inc. Q1 2022 Earnings Release - 10

Core Scientific, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA is a non-GAAP financial measure defined as our net income or (loss), adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; and (v) certain additional non-cash and non-recurring items. Adjusted earnings per share (“Adjusted EPS”) is defined as our net income or (loss) divided by our weighted-average diluted shares outstanding, adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; and (v) certain additional non-cash and non-recurring items. For additional information, including the reconciliation of net income (loss) to Adjusted EBITDA and the reconciliation of net income (loss) per diluted share to Adjusted EPS, please refer to the tables below. We believe Adjusted EBITDA and Adjusted EPS are important measures because they allow management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making the adjustments described above. In addition, it provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business, as it removes the effect of net interest expense, taxes, certain non-cash items, variable charges, and timing differences. Moreover, we have included Adjusted EBITDA in this press release because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic and financial planning.

The above items are excluded from our Adjusted EBITDA and Adjusted EPS measures because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. However, you should be aware that when evaluating Adjusted EBITDA and Adjusted EPS, we may incur future expenses similar to those excluded when calculating these measures. Our presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, these are non-GAAP financial measures and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA and Adjusted EPS on a supplemental basis. Our computation of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net income (loss) to Adjusted EBITDA and net income (loss) per diluted share to Adjusted EPS below and not rely on any single financial measure to evaluate our business. The following tables presents a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EPS for the three months ended March 31, 2022 and 2021:

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Core Scientific, Inc. Q1 2022 Earnings Release - 11

The following tables reconcile the Non-GAAP Financial Measures to the most directly comparable U.S. GAAP financial performance measure, which is net income (loss), for the periods presented (in thousands):

	Three Months Ended March 31,
	2022	2021
Adjusted EBITDA
Net (loss) income	$(466,204)	$6,849
Adjustments:
Interest expense, net	21,676	2,135
Income tax expense	42,406	—
Depreciation and amortization	42,139	2,916
Loss on debt from extinguishment	—	42
Stock-based compensation expense	25,797	588
Fair value adjustments on derivative warrant liabilities	(10,275)	—
Fair value adjustment on convertible notes	386,037	—
Gain from sales of digital assets	(2,163)	(30)
Impairment of digital assets	53,985	—
Other non-cash and non-recurring items	(357)	—

Adjusted EBITDA	$93,041	$12,500

	Three Months Ended March 31,
	2022	2021
Adjusted earnings per share (“Adjusted EPS”)
Net (loss) income per diluted share	$(1.52)	$0.04
Adjustments:
Interest expense, net	0.07	0.01
Income tax expense	0.14	—
Depreciation and amortization	0.14	0.01
Stock-based compensation expense	0.08	—
Fair value adjustments on derivative warrant liabilities	(0.03)	—
Fair value adjustment on convertible notes	1.26	—
Gain from sales of digital assets	(0.01)	—
Impairment of digital assets	0.18	—

Adjusted EPS	$0.31	$0.06

Weighted average shares outstanding - diluted	307,475	175,964

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Core Scientific, Inc. Q1 2022 Earnings Release - 12

Please follow us on:

https://www.linkedin.com/company/corescientific/

https://twitter.com/core_scientific

CONTACTS

Investors:

Steven Gitlin

ir@corescientific.com

Media:

press@corescientific.com

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